UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2011

United American Petroleum Corp.
 (Exact name of registrant as specified in Charter)

Nevada (State or other jurisdiction of incorporation)	000-51465 (Commission File Number)	20-1904354 (IRS Employer Identification No.)

9600 Great Hills Trail, Suite 150W, Austin, TX	78759
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (512) 852-7888

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

Patriot Minerals Interests.

In January 2011, United American Petroleum Corp., a Nevada corporation (the “Registrant” or “We”), acquired certain oil and gas undivided working interests (the “Patriot Minerals Interests”) from Patriot Minerals, LLC, a Texas limited liability company (“Patriot Minerals”).  On May 5, 2011,  we provided updates to our working interest partners in the Patriot Minerals Interests. The following is a summary of those updates:

McKinney #5B, #6B and #11B.  Production at these wells averaged approximately three to six barrels of oil per day during the last few weeks. We have met with the current operator and are reviewing options to increase production and decrease monthly operating expenses at these wells.

McKinney #4B. Production at this well has averaged approximately one to two barrels of oil per day during the last few weeks. We have met with the current operator and are reviewing options to increase production and decrease monthly operating expenses at this well.

McKinney #3B. Production at this well has averaged approximately one to two barrels of oil per day during the last few weeks. We have met with the current operator and are reviewing options to increase production and decrease monthly operating expenses at this well.

Walker Smith #22D. There is no current production from this well. We have met with the current operator and we believe we may be able to conduct certain work on the well, which will enable it to begin producing. We are currently considering the appropriate work programs necessary, including but not limited to, a third party review and analysis of this well.

Walker Smith. These wells have recently come back online after being shut in prior to our acquisition of the interest from Patriot Minerals. The wells on this lease are currently producing approximately 14 barrels of oil per day during the last few weeks. After meeting with the operator and reviewing the well files, we are considering performing work to a few of the wells, which will hopefully increase production.

Bailey, Rogers & Fohn. These wells have recently come back online after being shut in prior to our acquisition of the interest from Patriot Minerals. The wells on this lease are currently producing approximately eight barrels of oil per day in the last few weeks, which is a decrease from ten to twelve barrels of oil per day because three producing wells are down. We have met with the current operator and are reviewing options to increase production and decrease monthly operating expenses at these wells.

Welder. Most of these wells have recently come back online after being shut in prior to our acquisition of the interest from Patriot Minerals. The wells on this lease are currently producing approximately 17-25 barrels of oil per day in the last few weeks. We have met with the current operator and are reviewing options to increase production and decrease monthly operating expenses at these wells.

Merrick Davis #16 and #17. Most of these wells have recently come back online after being shut in prior to our acquisition of the interest from Patriot Minerals. The Merrick Davis #16 has averaged production of approximately one barrel of oil per day and the Merrick Davis #17 has averaged production of approximately one barrel of oil per day for the past couple of weeks. We have met with the current operator and are reviewing options to increase production and decrease monthly operating expenses at these wells.

Merrick Davis. Most of these wells have recently come back online after being shut in prior to our acquisition of the interest from Patriot Minerals. The wells on this lease are currently producing approximately three to four barrels of oil per day in the last few weeks. We have met with the current operator and are reviewing options to enable constant production. There is a gas compressor on location, which needs to be replaced.

Lane Heady. This well has recently come back online after being shut in prior to our acquisition of the interest from Patriot Minerals. However, the well has only produced approximately 4 to 5 mcf of gas per day periodically in the last few weeks. We have met with the current operator and are reviewing options to enable constant production.

Crouch. This well has recently come back online after being shut in prior to our acquisition of the interest from Patriot Minerals. The well has averaged around 80 mcf of gas per day the last few weeks. We have met with the current operator and are reviewing options to enable constant production.

The Gabriel Rosser Interests.

In January 2011, we acquired certain oil and gas undivided working interests from Gabriel Rosser, LP (“Gabriel Rosser Interests”). On May 5, 2011,  we provided updates to our working interest partners in the Gabriel Rosser Interests. The following is a summary of those updates:

Rosser #2 and Gabriel #9. The Rosser #2 and the Gabriel #9 wells are each producing approximately one to two barrels of oil each per day, which has enabled the Registrant to keep both the Rosser and Gabriel leases held by production. However, there have been no revenues because each barrel is being stored in the tanks until we have a full load, at which time we will schedule for it to be purchased. We have also received our geophysical survey results, which have pinpointed where we will drill the first well. We have staked this location and will start the permitting process.

This information in this Report shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act 1934, as amended, and is not incorporated by reference into any filing of the Registrant, whether made before or after the date of this report, regardless of any general incorporation language in the filing, except to the extent expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

United American Petroleum Corp.

Date: May 9, 2011	By:	/s/ Michael Carey
Michael Carey Chief Executive Officer